Exhibit 99.1

Fresh Del Monte Produce Announces Third Quarter 2011 Financial Results

CORAL GABLES, FL--(BUSINESS WIRE)--November 1, 2011--Fresh Del Monte Produce Inc. (NYSE: FDP) today reported financial results for the quarter ended September 30, 2011. The Company reported net income per diluted share of $0.21 in the third quarter of 2011, compared with net income per diluted share of $0.24 in the third quarter of 2010. Excluding asset impairment and other charges (credits), net the Company reported net income per diluted share of $0.22 for the third quarter of 2011 compared with net income per diluted share of $0.22 in the third quarter of 2010.

“Given the global economic uncertainty and its impact on consumer markets, I am pleased with Fresh Del Monte’s solid operating results for the third quarter,” said Mohammad Abu-Ghazaleh, Chairman and Chief Executive Officer. “Our performance was driven by three major factors: We balanced product supply with market demand in spite of competitive and economic pressures throughout the world. We controlled costs while improving our operating efficiencies through our continuous process improvement model, and thirdly, we succeeded in expanding sales to non-traditional food channels and sustaining our growth in emerging markets. We remain committed to executing strategies that focus on prudent investment in growth markets and delivering shareholder value through efficiency improvements throughout our operations, while maintaining our commitment to further enhancing product quality and service.”

Net sales for the third quarter of 2011 increased $2.1 million to $795.2 million, compared with $793.1 million in the prior year’s third quarter. The increase in net sales was primarily due to expanded sales in the Company’s other fresh produce business, along with contributions from its North America banana business. The increase in net sales was partially offset by lower sales in the Company’s prepared food business.

Gross profit for the quarter increased $12.1 million to $62.9 million, compared with gross profit of $50.8 million, excluding $1.2 million of other credits, net, in the third quarter of 2010. The increase in gross profit for the quarter was primarily driven by the Company’s other fresh produce and banana businesses. Gross profit was negatively impacted by significantly higher fuel costs and unfavorable exchange rates in several producing countries.

Operating income for the quarter increased $3.2 million to $17.6 million, compared with $14.4 million in the prior year’s third quarter, excluding asset impairment and other charges (credits), net of $0.6 million in the third quarter of 2011, and $1.1 million in the third quarter of 2010. The improvement in operating income was attributable to the increase in gross profit, partially offset by higher selling, general and administrative expenses.

Net income for the quarter was $12.8 million, compared with net income of $13.4 million in the third quarter of 2010, excluding $0.6 million of asset impairment and other charges, net in the third quarter of 2011, and $1.1 million of asset impairment and other credits, net in the prior year period. The decrease in net income was the result of the absence of foreign exchange gains, partially offset by higher operating income and lower tax expense.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(U.S. dollars in millions, except share and per share data) - (Unaudited)

		Quarter ended		Nine months ended
	Income Statement:	September 30,	October 1,	September 30,	October 1,
		2011	2010	2011	2010
	Net sales	$795.2	$793.1	$2,808.9	$2,736.2
	Cost of products sold	732.3	742.3	2,519.5	2,495.1
	Other charges (credits), net (1)	-	(1.2)	0.8	8.3
	Gross profit	62.9	52.0	288.6	232.8

	Selling, general and administrative expenses	47.1	40.9	141.6	125.9
	Gain on sales of property, plant and equipment	1.8	4.5	2.6	7.9
	Asset impairment and other charges, net (2)	0.6	0.1	12.8	24.1
	Operating income	17.0	15.5	136.8	90.7

	Interest expense, net	1.7	1.9	5.0	7.9
	Other expense (income) , net	0.4	(3.0)	3.8	6.6

	Income before income taxes	14.9	16.6	128.0	76.2

	Provision for income taxes	2.0	3.2	22.3	4.7
	Net income	$12.9	$13.4	$105.7	$71.5

	Less: Net income (loss) attributable to noncontrolling interests	0.7	(1.1)	3.1	(0.3)
	Net income attributable to Fresh Del Monte Produce Inc.	$12.2	$14.5	$102.6	$71.8

	Net income per ordinary share attributable to
	Fresh Del Monte Produce Inc. - Basic	$0.21	$0.24	$1.73	$1.16

	Net income per ordinary share attributable to
	Fresh Del Monte Produce Inc. - Diluted	$0.21	$0.24	$1.72	$1.16

	Dividends declared per ordinary share	$0.10	$-	$0.20	$-

	Weighted average number of ordinary shares:
	Basic	59,393,954	60,735,357	59,266,561	61,984,107
	Diluted	59,510,829	60,919,626	59,556,442	62,149,688

	Selected Income Statement Data:
	Depreciation and amortization	$18.3	$19.5	$55.1	$59.2

	Non-GAAP Measures:
	Reported net income per share - Diluted	$0.21	$0.24	$1.72	$1.16
	Other charges (credits), net (1)	-	(0.02)	0.01	0.13
	Asset impairment and other charges, net (2)	0.01	-	0.21	0.39
	Adjusted net income per share - Diluted (3)	$0.22	$0.22	$1.94	$1.68

(1)	Other charges (credits), net for the nine months ended September 30, 2011 related to the write-off of inventory as a result of the melon program rationalization in Costa Rica and Guatemala. Other charges (credits), net for the quarter ended October 1, 2010 related principally to insurance reimbursements, partially offset by additional costs associated with flood damage in our Guatemala banana farms. Other charges (credits), net for the nine months ended October 1, 2010 related principally to exit activities in Brazil, damage caused by floods in our Guatemala banana farms and earthquake in Chile, partially offset by insurance reimbursements.

(2)	Asset impairment and other charges, net for the quarter ended September 30, 2011 related to the closure of an under-utilized banana distribution center in the United Kingdom and reversal of legal costs in Hawaii. Asset impairment and other charges, net for the nine months ended September 30, 2011 related principally to our melon program rationalization in Costa Rica and Guatemala, the closure of an under-utilized banana distribution center in the United Kingdom, reversal of legal costs in Hawaii and our decision to abandon an isolated area of our banana operation in the Philippines due to crop disease. Asset impairment and other charges, net for the nine months ended October 1, 2010 related principally to exit activities in South Africa and Brazil, damage caused by floods in our Guatemala banana farms and earthquake in Chile, partially offset by insurance reimbursements.

(3)	Management reviews adjusted net income, adjusted net income per share and adjusted gross profit and considers these measures relevant to investors because management believes they better represent the underlying business trends and performance of the Company.

Fresh Del Monte Produce Inc. and Subsidiaries
Business Segment Data
(U.S. dollars in millions) - (Unaudited)

	Quarter ended
	September 30, 2011					October 1, 2010
Segment Data:
	Net Sales		Gross Profit (Loss)			Net Sales		Gross Profit (Loss)

Banana	$375.1	47%	$(1.0)		-2%	$370.1	47%	$(6.7)	(2)	-13%
Other Fresh Produce (1)	337.0	42%	52.1		83%	329.4	41%	45.2		87%
Prepared Food	83.1	11%	11.8		19%	93.6	12%	13.5		26%
Total	$795.2	100%	$62.9		100%	$793.1	100%	$52.0		100%

	Nine months ended
	September 30, 2011					October 1, 2010
Segment Data:
	Net Sales		Gross Profit			Net Sales		Gross Profit

Banana	$1,268.7	45%	$91.3		32%	$1,225.0	45%	$42.2	(2)	18%
Other Fresh Produce (1)	1,266.1	45%	151.7	(3)	52%	1,244.9	45%	153.5	(3)	66%
Prepared Food	274.1	10%	45.6		16%	266.3	10%	37.1		16%
Total	$2,808.9	100%	$288.6		100%	$2,736.2	100%	$232.8		100%

	Quarter ended					Nine months ended
	September 30,		October 1,			September 30,		October 1,
Net Sales by Geographic Region:	2011		2010			2011		2010

North America	$399.9	50%	$380.5		48%	$1,430.6	51%	$1,355.4		49%
Europe	174.7	22%	198.1		25%	666.8	24%	703.6		26%
Asia	93.6	12%	93.6		12%	341.2	12%	319.1		12%
Middle East	114.2	14%	108.6		14%	324.3	11%	308.2		11%
Other	12.8	2%	12.3		1%	46.0	2%	49.9		2%
Total	$795.2	100%	$793.1		100%	$2,808.9	100%	$2,736.2		100%

(1) As a result of our decision to exit grain operations during 2010 and the elimination of third-party ocean freight services from Northern Europe to the Caribbean during 2009, we have combined the other products and services segment with the other fresh produce segment in 2011 due to the relative size of the remaining operations. Prior year amounts have been reclassified to conform to the 2011 presentation.

(2) Banana gross profit for the quarter and nine months ended October 1, 2010 included a net credit of $1.2 million and a net charge of $1.7 million, respectively, related to the write-off of inventory and other costs and an insurance reimbursement as a result of flood damage in our Guatemala banana farms.

(3) Other fresh produce gross profit for the nine months ended September 30, 2011 included charges of $0.8 million related to the write-off of inventory as a result of the melon program rationalization. Other fresh produce gross profit for the nine months ended October 1, 2010 included charges of $6.6 million principally related to the write-off of inventory as a result of exit activities in Brazil and damage caused by the February earthquake in Chile.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(U.S. dollars in millions) - (Unaudited)

	Nine months ended
	September 30,	October 1,
	2011	2010
Operating activities:
Net income	$105.7	$71.5
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	55.1	59.2
Amortization of debt issuance costs	3.0	1.7
Asset impairment charges	9.3	25.8
Gain on sales of property, plant and equipment	(2.5)	(7.9)
Foreign currency translation adjustment	(0.8)	(3.6)
Other changes	10.4	(0.3)
Changes in operating assets and liabilities:
Receivables	47.7	46.7
Inventories	6.7	42.8
Prepaid expenses and other current assets	(2.4)	(5.5)
Accounts payable and accrued expenses	16.6	18.9
Other noncurrent assets and liabilities	-	(9.5)
Net cash provided by operating activities	248.8	239.8

Investing activities:
Capital expenditures	(62.7)	(48.0)
Proceeds from sales of property, plant and equipment	3.9	12.5
Return of investment by an unconsolidated company	-	4.2
Net cash used in investing activities	(58.8)	(31.3)

Financing activities:
Net payments on long-term debt	(183.4)	(123.5)
Contributions from (distributions to) noncontrolling interests	(3.1)	3.4
Proceeds from stock options exercised	21.8	0.8
Dividends paid	(11.9)	-
Repurchase of shares	(37.9)	(78.8)
Net cash used in financing activities	(214.5)	(198.1)

Effect of exchange rate changes on cash	2.2	5.9

Net (decrease) increase in cash and cash equivalents	(22.3)	16.3
Cash and cash equivalents, beginning	49.1	34.5
Cash and cash equivalents, ending	$26.8	$50.8

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(U.S. dollars in millions) - (Unaudited)

	September 30,	December 31,
	2011	2010

Assets
Current assets:
Cash and cash equivalents	$26.8	$49.1
Trade accounts receivable, net	271.1	313.8
Other accounts receivable, net	55.6	63.4
Inventories	401.7	410.4
Other current assets	56.5	44.6
Total current assets	811.7	881.3

Investment in and advances to unconsolidated companies	3.0	4.0
Property, plant and equipment, net	1,033.1	1,033.1
Goodwill	402.6	406.4
Other noncurrent assets	188.8	192.9
Total assets	$2,439.2	$2,517.7

Liabilities and shareholders' equity
Current liabilities:
Accounts payable and accrued expenses	$340.9	$331.9
Current portion of long-term debt and capital lease obligations	5.1	5.3
Other current liabilities	44.9	30.3
Total current liabilities	390.9	367.5

Long-term debt and capital lease obligations	108.3	290.3
Other noncurrent liabilities	215.0	228.4
Total liabilities	714.2	886.2

Total Fresh Del Monte Produce Inc. shareholders' equity	1,698.4	1,607.2
Noncontrolling interests	26.6	24.3
Total shareholders' equity	1,725.0	1,631.5
Total liabilities and shareholders' equity	$2,439.2	$2,517.7

Selected Balance Sheet Data:
Working capital	$420.8	$513.8
Total debt	$113.4	$295.6

Third Quarter 2011 Business Segment Performance

(As reported in business segment data)

Bananas

Net sales increased $5.0 million to $375.1 million, compared to the prior year third quarter, primarily the result of higher banana selling prices in the Company’s North America region. Volume was 6% higher. Worldwide pricing decreased $0.56, or 4%, to $12.91 per unit, compared with $13.47 per unit in the third quarter of 2010. Gross profit increased $5.7 million to a loss of $1.0 million, compared with a loss of $7.9 million in the third quarter of 2010, excluding $1.2 million of asset impairment and other charges (credits), net. Unit costs were 6% lower.

Other Fresh Produce

Net sales for the quarter increased 2% to $337.0 million, compared with $329.4 million in the third quarter of 2010. The increase in net sales was driven by higher net sales in the Company’s fresh-cut and pineapple product lines, partially offset by rationalization in the Company’s melon and tomato programs. Gross profit increased $6.9 million to $52.1 million, compared with gross profit of $45.2 million in the third quarter of 2010, primarily a result of increased selling prices in the Company’s pineapple product line in Europe and North America, along with the absence of losses in the Company’s melon product line. The increase in gross profit was partially offset by significantly higher fuel costs.

  Gold pineapple – Net sales increased 9% to $129.0 million. Volume increased 4%. Pricing increased 5%. Unit cost was 2% lower.
  Melon – Net sales decreased 28% to $13.3 million. Volume decreased 44%. Pricing increased 30%. Unit cost was 21% higher.
  Fresh-cut – Net sales increased 18% to $92.6 million. Volume increased 14%. Pricing increased 4%. Unit cost was 11% higher.
  Non-tropical – Net sales were in line with the prior year period. Volume decreased 12%. Pricing increased 14%. Unit cost was 14% higher.
  Tomato – Net sales decreased 32% to $16.5 million. Volume decreased 30%. Pricing decreased 4%. Unit cost was 1% higher.

Prepared Food

Net sales decreased 11% to $83.1 million for the quarter compared with $93.6 million in the prior year period. The decrease in net sales was principally due to lower sales volume in the Company’s canned pineapple and canned deciduous product lines. Gross profit decreased $1.7 million to $11.8 million, compared with the third quarter of 2010.

Cash Flows

Net cash provided by operating activities for the first nine months of 2011 was $248.8 million, compared with $239.8 million in the same period of 2010. The increase was principally due to higher net income, partially offset by changes in operating assets and liabilities.

Total Debt

Total debt decreased from $295.6 million at the end of 2010 to $113.4 million at the end of the third quarter of 2011.

Conference Call and Web Cast Data

Fresh Del Monte will host a conference call and simultaneous Web cast at 11:00 a.m. Eastern Time today to discuss the third quarter 2011 financial results and to review the Company’s progress and outlook. The Web cast can be accessed on the Company’s Investor Relations home page at www.freshdelmonte.com. The call will be available for re-broadcast on the Company’s Web site approximately two hours after the conclusion of the call.

About Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. is one of the world’s leading vertically integrated producers, marketers and distributors of high-quality fresh and fresh-cut fruit and vegetables, as well as a leading producer and distributor of prepared food in Europe, Africa, the Middle East and the countries formerly part of the Soviet Union. Fresh Del Monte markets its products worldwide under the Del Monte® brand, a symbol of product innovation, quality, freshness and reliability for more than 100 years.

Forward-looking Information

This press release contains certain forward-looking statements regarding the intent, beliefs or current expectations of the Company or its officers with respect to the Company’s plans and future performance. These forward-looking statements are based on information currently available to the Company and the Company assumes no obligation to update these statements. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties. In this press release, these statements appear in a number of places and include statements regarding the intent, belief or current expectations of the Company or its officers (including statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates” or similar expressions). The Company’s plans and performance may differ materially from those in the forward-looking statements as a result of various factors, including (i) the uncertain global economic environment and the timing and strength of a recovery in the markets the Company serves, and the extent to which adverse economic conditions continue to affect its sales volume and results, including the Company’s ability to command premium prices for certain of its principal products, or increase competitive pressures within the industry, (ii) the impact of governmental initiatives in the United States and abroad to spur economic activity, including the effects of significant government monetary or other market interventions on inflation, price controls and foreign exchange rates, (iii) the impact of governmental trade restrictions, including adverse governmental regulation that may impact the Company’s ability to access certain markets, (iv) the Company’s anticipated cash needs in light of its liquidity, (v) the continued ability of the Company’s distributors and suppliers to have access to sufficient liquidity to fund their operations, (vi) trends and other factors affecting the Company’s financial condition or results of operations from period to period, including changes in product mix or consumer demand for branded products such as its, particularly as consumers remain price-conscious in the current economic environment; anticipated price and expense levels; the impact of crop disease, severe weather conditions, such as flooding, or natural disasters, such as earthquakes, on crop quality and yields and on its ability to grow, procure or export its products; the impact of prices for petroleum-based products and packaging materials; and the availability of sufficient labor during peak growing and harvesting seasons, (vii) the impact of pricing and other actions by the Company’s competitors, particularly during periods of low consumer confidence and spending levels, (viii) the impact of foreign currency fluctuations, (ix) the Company’s plans for expansion of its business (including through acquisitions) and cost savings, (x) the Company’s ability to successfully integrate acquisitions into its operations, (xi) the impact of impairment or other charges associated with exit activities, crop or facility damage or otherwise, (xii) the timing and cost of resolution of pending legal and environmental proceedings, (xiii) the impact of changes in tax accounting or tax laws (or interpretations thereof), and the impact of settlements of adjustments proposed by the Internal Revenue Service or other taxing authorities in connection with the Company’s tax audits, and (xiv) the cost and other implications of changes in regulations applicable to its business, including potential legislative or regulatory initiatives in the United States or elsewhere directed at mitigating the effects of climate change. All forward-looking statements in this report are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements. The Company’s plans and performance may also be affected by the factors described in Item 1A. – “Risk Factors” in Fresh Del Monte Produce Inc.’s Annual Report on Form 10-K for the year ended December 31, 2010 along with other reports that the Company has on file with the Securities and Exchange Commission.

CONTACT:
Fresh Del Monte Produce Inc.
Christine Cannella, 305-520-8433
Assistant Vice President, Investor Relations
www.freshdelmonte.com